Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into this Registration Statement on Form S-8 of Community Trust Bancorp, Inc. (Company) of our report dated March 13, 2015, on our audits of the consolidated financial statements of the Company as of and for the years ended December 31, 2014 and 2013, and our report dated March 13, 2015, on our audit of the internal control over financial reporting of the Company as of December 31, 2014, which reports are included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ BKD LLP
Louisville, Kentucky
November 16, 2015